                                                                       Exhibit 1

                     THE INTERNET BROADCASTING COMPANY, INC.
                                 AND SUBSIDIARY

                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                  JUNE 30, 1999

             THE INTERNET BROADCASTING COMPANY, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                                TABLE OF CONTENTS
                                  JUNE 30, 1999

                                                                         PAGE
                                                                         ----

INDEPENDENT AUDITOR'S REPORT                                               1

FINANCIAL STATEMENTS

    Consolidated Balance Sheets                                          2 - 3

    Consolidated Statements of Operations                                  4

    Consolidated Statements of Changes in Stockholders' Equity (Deficit)   5

    Consolidated Statements of Cash Flows                                6 - 7

    Notes to Financial Statements                                        8 - 22

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
The Internet Broadcasting Company, Inc.
  and Subsidiary
Pompano Beach, Florida

We have audited the accompanying consolidated balance sheets of The Internet Broadcasting Company, Inc. (formerly The Capital Internet Group, Inc) and Subsidiary (a Development Stage Company), as of June 30, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended and for the period from August 23, 1996, (Inception) to June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Internet Broadcasting Company, Inc. and Subsidiary at June 30, 1999 and 1998 and the results of its operations and its cash flows for the years then ended and from August 23, 1996, (Inception) to June 30, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company's significant operating losses, working capital deficiency and negative net worth raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Boca Raton, Florida
October 24, 1999

             THE INTERNET BROADCASTING COMPANY, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                      JUNE 30,
                                               -------------------
                                                   1999       1998
                                               --------   --------
CURRENT ASSETS
    Cash                                       $    547   $ 68,463
    Cash - Escrow                                24,552
    Accounts Receivable, Net of Allowance
      for Doubtful Accounts of $0 and $4,467     15,660      7,564
    Advances to Officers                         14,065
    Prepaid Expenses                              2,833      2,809
    Due from Broker-Dealer                        5,599      5,327
    Subscriptions Receivable                                17,000
                                               --------   --------

                   Total Current Assets          63,256    101,163
                                               --------   --------

PROPERTY AND EQUIPMENT, NET                      84,155     74,803
                                               --------   --------

OTHER ASSETS
    Deposits                                      4,798      4,586
    Organization Costs, Net                       4,917      7,944
                                               --------   --------

                                                  9,715     12,530
                                               --------   --------

                                               $157,126   $188,496
                                               ========   ========

                          The Accompanying Notes are an
                   Integral Part of These Financial Statements

             THE INTERNET BROADCASTING COMPANY, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                JUNE 30,
                                                                   ---------------------------------
                                                                       1999                 1998
                                                                   ------------         ------------

CURRENT LIABILITIES
    Line of Credit - Bank                                          $     50,000         $
    Accounts Payable                                                    380,361              348,116
    Accrued Payroll                                                     271,558              151,333
    Accrued Liabilities - Other                                          36,920               48,831
    Current Portion of Capital Lease Obligations                         35,026               20,581
    Loans from Stockholders                                               2,000                2,000
    Convertible Debt                                                    378,000               10,000
    Deposit on Sale of Subsidiary                                         5,000
                                                                   ------------         ------------

                    Total Current Liabilities                         1,158,865              580,861
                                                                   ------------         ------------

Convertible Debt                                                        276,000
Capital Lease Obligations, Net of Current Portion                        27,919               39,923
                                                                   ------------         ------------

                                                                        303,919               39,923
                                                                   ------------         ------------

STOCKHOLDERS' EQUITY (DEFICIT)
    Preferred Stock, Par Value $.01 Per Share; 720,000
      Shares Series A Convertible Authorized, 300,898
      and - 0 - Issued and Outstanding, respectively                      3,009
    Common Stock, Par Value $.01 Per Share;
      10,000,000 Shares Authorized, 763,524
      Issued and Outstanding                                              7,635                7,635
    Additional Paid-in Capital                                        1,232,880              182,765
    Subscribed/Paid for and Not Issued - 4,286 and
      228,463 Shares of Preferred Stock, Respectively                    15,000              799,620
    Paid for and Not Issued - 15,000 and
      5,000 Shares of Common Stock, Respectively                         15,000                5,000
    Deficit Accumulated During the Development Stage                 (2,579,182)          (1,427,308)
                                                                   ------------         ------------

                                                                     (1,305,658)            (432,288)
                                                                   ------------         ------------

                                                                   $    157,126         $    188,496
                                                                   ============         ============

              The Accompanying Notes are an Integral Part of These Financial Statements

                                THE INTERNET BROADCASTING COMPANY, INC. AND SUBSIDIARY
                                            (A DEVELOPMENT STAGE COMPANY)
                                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                  FROM
                                                                                             AUGUST 23, 1996
                                                      YEAR ENDED JUNE 30,                   (INCEPTION) THRU
                                                      1999                1998                JUNE 30, 1999
                                                  -----------          -----------          ----------------

REVENUE                                           $   211,610          $     8,641             $   227,373
                                                  -----------          -----------             -----------

OPERATING EXPENSES
    Compensation                                      458,742              305,664                 855,459
    Contract Labor                                    141,235               27,830                 177,965
    Advertising                                        30,234               62,322                  98,591
    Licenses and Fees                                   4,196                3,939                  13,532
    Programming Fees                                  201,795              592,982                 794,777
    Rent                                               39,160               29,052                  75,790
    Other                                             373,157              194,396                 591,147
                                                  -----------          -----------             -----------

Total Operating Expenses                            1,248,519            1,216,185               2,607,261
                                                  -----------          -----------             -----------

Loss from Operations                               (1,036,909)          (1,207,544)             (2,379,888)
                                                  -----------          -----------             -----------

OTHER INCOME (EXPENSE)
    Interest Expense                                  (78,813)              (6,674)                (85,698)
    Depreciation and Amortization                     (36,481)             (22,905)                (61,270)
    Offering Costs                                                                                 (53,042)
    Other                                                 329                  324                     716
                                                  -----------          -----------             -----------

                   Total Other (Expense)             (114,965)             (29,255)               (199,294)
                                                  -----------          -----------             -----------

                   Net (Loss)                     $(1,151,874)         $(1,236,799)            $(2,579,182)
                                                  ===========          ===========             ===========

                          The Accompanying Notes are an
                   Integral Part of These Financial Statements

                                        THE INTERNET BROADCASTING COMPANY, INC. AND SUBSIDIARY
                                                     (A DEVELOPMENT STAGE COMPANY)
                                                 CONSOLIDATED STATEMENTS OF CHANGES IN
                                                    STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                Preferred                   Deficit
                                                                                  Stock         Common     Accumulated
                                                                  Additional   Subscribed/   Stock  Paid   During the
                       Preferred Stock         Common Stock         Paid-In    Paid For and  For and Not  Development
                      Shares      Amount    Shares     Amount     Capital     Not Issued      Issued         Stage         Total
                      -------    --------   -------   --------   ---------    ----------     ---------   ------------   -----------
Balance, July 1, 1997            $          724,000    $ 7,240    $ 151,160   $              $            $  (190,509)  $   (32,109)

Issuance for:
  Cash                                       39,524        395       31,605       782,620        5,000                      819,620

    Subscription
      Receivable                                                                   17,000                                    17,000

    Net (Loss)                                                                                             (1,236,799)   (1,236,799)
                      -------    --------   -------   --------   ---------    ----------    ---------    ------------   -----------

Balance, June 30, 1998                      763,524      7,635      182,765       799,620        5,000     (1,427,308)     (432,288)

Issuance for:
    Cash               77,292         773                           269,731        (2,000)      10,000                      278,504

    Subscription Paid
      in prior year   223,606       2,236                           780,384      (782,620)

Net (Loss)                                                                                                 (1,151,874)   (1,151,874)
                      -------    --------   -------   --------   ---------    ----------    ---------    ------------   -----------

Balance
 June 30, 1999        300,898    $  3,009   763,524   $  7,635   $1,232,880   $    15,000    $  15,000    $ (2,579,182) $(1,305,658)
                      =======    ========   =======   ========   ==========   ===========    =========    ============  ===========

                              The Accompanying Notes are an Integral Part of These Financial Statements

                                        THE INTERNET BROADCASTING COMPANY, INC. AND SUBSIDIARY
                                                     (A DEVELOPMENT STAGE COMPANY)
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    FROM
                                                                                                AUGUST 23, 1996
                                                                     YEAR ENDED JUNE 30,        (INCEPTION) THRU
                                                                    1999             1998         June 30, 1999
                                                                    ----             ----         -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (Loss)                                                    $(1,151,874)      $(1,236,799)       $(2,579,182)
  Adjustments to Reconcile Net (Loss) to
    Net Cash Used in Operating Activities
      Amortization                                                    3,027             1,557              4,584
      Depreciation                                                   33,454            21,348             56,686
      Loss on Disposition of Property and Equipment                                       512                512
      Issuance of Commons Stock for Services
        and Incentives                                                                                    93,400
      Issuance of Stock Options for Services
        and Incentives                                                                                     2,000
      Changes in Assets and Liabilities:
        (Increase) in:
         Cash-Escrow                                                (24,552)                             (24,552)
         Accounts Receivable                                         (8,096)           (7,373)           (15,660)
         Prepaid Expenses                                               (24)           (1,662)            (2,834)
         Due from Broker-Dealer                                        (272)           (5,327)            (5,599)
        Increase in:
          Accounts Payable and Accrued Liabilities                  140,559           479,567            686,839
                                                                -----------       -----------        -----------

               Cash Flows Used in Operating Activities           (1,007,778)         (748,177)        (1,783,806)
                                                                -----------       -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in Deposits                                                 (212)           (1,823)            (4,798)
  Acquisition of Property and Equipment                             (11,970)          (14,157)           (44,972)
  Increase in Organization Costs                                                       (1,470)            (9,501)
  Proceeds from Disposition of Property
    and Equipment                                                                       1,226              1,226
  Deposit on Sale of Subsidiary                                       5,000                                5,000
                                                                -----------       -----------        -----------

               Cash Flows Used in Investing Activities               (7,182)          (16,224)           (53,045)
                                                                -----------       -----------        -----------

                     The Accompanying Notes are an Integral Part of These Financial Statements

                                        THE INTERNET BROADCASTING COMPANY, INC. AND SUBSIDIARY
                                                     (A DEVELOPMENT STAGE COMPANY)
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                                                                                        FROM
                                                                                                    AUGUST 23, 1996
                                                                       YEAR ENDED JUNE 30,         (INCEPTION) THRU
                                                                       1999           1998           June 30, 1999
                                                                       ----           ----           -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Line of Credit                                       $  50,000      $                   $  50,000
  Proceeds from Convertible Loans                                      654,000         10,000             664,000
  Proceeds from Preferred Stock Subscriptions                           15,000        782,620             797,620
  Issuance of Preferred Stock                                          253,504                            253,504
  Issuance of Common Stock                                              17,000         37,000             119,000
  Payments on Capital Lease Obligations                                (28,395)        (6,145)            (34,661)
  Proceeds (Repayments) of  Stockholder Loans                                          (2,000)              2,000
  Advances to Officers                                                 (14,065)                           (14,065)
                                                                     ---------      ---------           ---------
      Cash Flows Provided by Financing Activities                      947,044        821,475           1,837,398
                                                                     ---------      ---------           ---------
      Increase (Decrease) in Cash                                      (67,916)        57,074                 547
                                                                     ---------      ---------           ---------
Cash:
  Beginning                                                             68,463         11,389
                                                                     ---------      ---------           ---------
  Ending                                                             $     547      $  68,463           $     547
                                                                     =========      =========           =========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
    Cash Payments for Interest                                       $  46,894      $   6,674           $  53,779
                                                                     =========      =========           =========
SUPPLEMENTAL SCHEDULE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
    Issuance of Common Stock for
    Subscription Receivable                                                         $  17,000
                                                                                    ========
    Property and Equipment Financed by
      Capital Leases                                                 $  30,835      $  61,279           $  97,605
                                                                     =========      =========           =========
    Issuance of Common Stock for Services
      and Incentives                                                                                    $  93,400
                                                                                                        =========
    Issuance of Stock Options for
      Services and Incentives                                                                           $   2,000
                                                                                                        =========
    Conversion of Loan to Common Stock
      Paid for Not Issued                                            $  10,000                          $  10,000
                                                                     =========                          =========

                     The Accompanying Notes are an Integral Part of These Financial Statements

             THE INTERNET BROADCASTING COMPANY, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

The Internet Broadcasting Company, Inc. (formerly The Capital Internet Group, Inc.) (IBC), the parent company, was incorporated in Delaware in August 1996. IBC was established to engage in specialized consulting to the financial services industry primarily in the United States. IBC is currently using a proprietary software application, InterEngine, to offer paperless brokerage statements and trade confirmations to mutual fund investors via the Internet using e-mail. The individual mutual funds compensate IBC for this service. The Company also has provided Internet related consulting services and had established the Mutual Fund Channel, which allowed Internet users to receive mutual fund information.

CIG Securities, Inc. (CIG) is a wholly owned subsidiary of IBC and was incorporated in Florida in October 1996. CIG is a registered NASD member broker-dealer (Note 14).

Unless the context otherwise requires, all references herein to the Company shall mean IBC and its wholly owned subsidiary.

The Company is in the development stage, planned principal operations have commenced, but there has not been significant revenue therefrom.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of IBC and it's subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

Revenue was earned by the Company for broadcasting mutual fund information over the Internet to users. The Company recognized programming set up fees when programming was completed. The Company recognized broadcasting fees as they were earned.

Consulting and other revenue is recognized on the accrual basis as earned.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

ORGANIZATION COSTS

Organization costs, consisting of legal fees and related professional fees required in establishing the entities, have been deferred and are being amortized over a sixty month period beginning upon the commencement of operations.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Property and equipment under capital leases are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value at the inception of the lease. Depreciation is computed using an accelerated method over the estimated useful lives of the related assets. Amortization of assets acquired under capital leases are included in depreciation expense.

ADVERTISING

The Company expenses advertising costs as they are incurred.

STOCK BASED COMPENSATION

As permitted under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation, the Company has elected not to adopt the fair value based method of accounting for its stock based compensation plan but to account for such compensation using the intrinsic value method under the provisions of Accounting Principles Board (APB) Opinion No. 25 (Note 7).

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include cash and cash equivalents, notes payable, convertible debt and capital lease obligations. The carrying amount of these financial instruments have been estimated by management to approximate fair value.

NOTE 2:  PROPERTY AND EQUIPMENT

Property and equipment, including equipment acquired under capital leases, consists of:

                                                      1999             1998
                                                      ----             ----

    Furniture and fixtures                           $ 37,804         $ 30,514
    Equipment                                          83,486           52,650
    Software                                           16,928           12,249
    Leasehold improvements                              2,415            2,415
                                                     --------         --------

                                                      140,633           97,828

    Less:  Accumulated depreciation
                and amortization                       56,478           23,025
                                                     --------         --------

                                                     $ 84,155         $ 74,803
                                                     ========         ========

NOTE 3:  CAPITAL LEASE OBLIGATIONS

The Company leases certain furniture and equipment, which are accounted for as capital leases. The following is a schedule by years of the future minimum lease payments under the capital leases together with the present value of the net minimum lease payments.

             Year Ending June 30,             2000        $ 42,763
                                              2001          27,834
                                              2002           2,645
                                                          --------
             Total minimum lease payments                   73,242
             Less:  Amount representing interest            10,297
                                                          --------
             Present value of minimum lease payments        62,945
             Current portion                                35,026
                                                          --------

             Long-term portion                            $ 27,919
                                                          ========

Equipment held under capital leases have a book value of $97,605 and $66,770 as of June 30, 1999 and 1998, respectively. Accumulated amortization related to this equipment was $36,946 and $13,962 as of June 30, 1999 and 1998, respectively.

NOTE 4:  LINE OF CREDIT

On August 11, 1997, the Company entered into a $50,000 line-of-credit agreement with a bank. Advances on the credit line are payable on demand. Interest on the outstanding balance is due monthly at prime plus 2.75%. The credit line is collateralized by accounts receivable, equipment and general intangibles. The balance due on the line of credit at June 30, 1999 and 1998 was $50,000 and $0, respectively.

NOTE 5:  CONVERTIBLE DEBT

Convertible debt at June 30, 1999 consists of:

10%  Convertible Note, due on demand, convertible at anytime into Series A Preferred Stock at an initial
     conversion price of $3.50 per share plus unpaid interest.        $ 378,000
                                                                      =========

10%  Convertible Senior Promissory Notes, due in 2004,
     convertible into common stock (1) automatically at an
     adjusted conversion price based upon the lesser of the
     value of the Company on the change of control of the
     Company (sale, merger or reorganization) or $8,000,000,
     in both cases less 20% (2) the closing of a qualified
     sale, as defined, relating to a public offering or series
     of private placements with aggregate proceeds in excess
     of $3,000,000, or (3) voluntarily into shares of common
     stock by dividing the aggregate principal amount and
     accrued interest through the conversion date by the
     conversion price, adjusted by capital transaction
     (splits) in effect at the time of conversion.  The initial
      conversion price is $2.33.                                      $ 276,000
                                                                      =========
NOTE 6:  CAPITAL STRUCTURE

PREFERRED STOCK

In November, 1996, the Board of Directors was authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.01 per share in various series and to fix any rights, preferences, privileges or restrictions, etc.

In May 1998, the Board of Directors authorized the issuance of Series A Preferred Stock consisting of 720,000 authorized shares of which a total of 300,898 shares were issued and 4,286 were paid for but not issued at June 30, 1999 (June 30, 1998 - 223,606 paid for but not issued and 4,857 subscribed for but unpaid). The Series A Preferred Stock calls for non-cumulative dividends of $.30 per annum and liquidation preferences of $3.50 per share plus all unpaid dividends. During the first three years, upon a change in control transaction, Series A preferred stockholders are to receive $3.50 per share, plus accrued and unpaid dividends, together with an amount which will provide the holders of the Series A Preferred Stock with a cumulative return at the rate of 35% per annum. No dividends have been paid on preferred stock.

The Series A Preferred Stock is voluntarily convertible to common stock based upon a 1.5 to 1 conversion, at a conversion price of $2.33 per share of common stock, and automatically converts to common stock in the event of a public offering with an offering price of $3.00 per share or above and gross proceeds of $7.5 million or more or upon change of control.

Holders of Series A Preferred Stock have one vote for each share.

The Company has reserved 108,000 shares of preferred stock for issuance related to convertible debt.

COMMON STOCK

The Company has ten million shares of common stock authorized. Common stock has one vote per share for the election of directors and all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting, preemptive, redemption or conversion rights.

The Company has reserved 1,748,006 and 1,411,250 shares of common stock for issuance related to unexpired options and warrants at June 30, 1999 and 1998, respectively. At June 30, 1999, the Company has reserved 15,000 shares of common stock paid for but unissued. In addition, the Company has reserved 364,598 shares of restricted common stock to be issued to the Company's officers (Notes 8 and 9).

NOTE 7:  STOCK OPTIONS

On August 23, 1996, the six founders of the Company were each granted options to purchase 50,000 shares of common stock at a price of $4.75 per share. These Options were exercisable in whole or in part at any time through and until August 23, 2010. These options were repurchased in 1998 and replaced by stock warrants issued under warrant agreements (Note 9). There are no specific restrictions on the exercise of the options granted to these founders other than good judgment and commitment to the Company's long-term success. In the Company's view, unless a valuable, growing company is created, the options will be worthless. In addition, using an option-pricing model similar to that indicated below, the fair value of these options were insignificant.

In November, 1996, the Board of Directors and shareholders approved the 1996 Stock Option Plan (the "Plan") with 600,000 shares of common stock reserved for the grant of qualified incentive options or non-qualified options to employees and directors of the Company. Option prices must provide for an exercise price of not less than 100% for qualified options (75% for non-qualified options) of the fair market value of the common stock on the date the options are granted unless the eligible employee owns more than 10% of the Company's common stock for which the exercise price must be at least 110% of such fair market value.

Options to purchase 60,000 shares of common stock at $.01 per share were granted to employees in April 1997. Such options vest in six-month equal increments until October 1999 and expire in six-month equal increments through April 2000. These options were repurchased and replaced by options issued under the 1998 Long-Term Incentive Plan. Under the intrinsic value method, the options were valued at $1.00 per share and no compensation expense related to these options was recorded since the exercise price equals the intrinsic value.

In June 1998, the Board of Directors and shareholders approved the Capital Internet Group, Inc. Long-Term Incentive Plan (the "1998 Long-Term Incentive Plan") (the "Plan") with 2,100,000 shares of common stock reserved for the grant of qualified incentive options, non-qualified options or stock appreciation rights to employees, officers, or non-employee Directors of the Company or a related company. Option prices shall be established by the Plan Committee except that the exercise price of incentive stock options shall not be less than 100% of the fair market value of a share of common stock as of the date of the grant.

Pursuant to the Plan, the Company granted incentive stock options to its full time employees for the purchase of common stock at $1.00 per share:

                                                                  MAXIMUM
         DATE OF GRANT                SHARES                   TERM IN YEARS
         -------------                ------                   -------------
          June, 1998                  742,045                       10

The exercise price as set by management approximated the fair value of the Company's stock based upon transactions occurring around the date of the grant. The options vest upon grant and at annual increments in accordance with each individual employee's agreement.

A summary of the status of the Company's stock options as of June 30, 1999 and 1998 and the changes during the year ended June 30, 1999 and 1998 is presented below:
                                          1999                     1998
                                     -----------------     ---------------------
                                              WEIGHTED                  WEIGHTED
                                              AVERAGE                  AVERAGE
                                              EXERCISE                  EXERCISE
     FIXED OPTIONS                   SHARES     PRICE       SHARES       PRICE
     -------------                   ------     -----       ------       -----
Outstanding at Beginning of Year      7,143    $  1.73     1,460,000   $   1.73
Granted                                                      457,143       1.73
Exercised
Forfeited                            (7,143)              (1,910,000)      1.73
                                     ------                ---------
Outstanding at June 30                  -                      7,143
                                     ======                =========
Exercisable at June 30                                         7,143
Weighted Average Fair Value of
  Options Granted During the Period                        $    0.02

                                          1999                     1998
                                     -----------------     ---------------------

                                              WEIGHTED                  WEIGHTED
                                              AVERAGE                  AVERAGE
                                              EXERCISE                  EXERCISE
     INCENTIVE STOCK OPTIONS         SHARES     PRICE       SHARES       PRICE
     -----------------------         ------     -----       ------       -----
Outstanding at Beginning of Year    742,045    $  1.00                 $
Granted                             554,400       2.33       742,045       1.00
Exercised
Forfeited                          (164,000)      1.00                 $
                                  ---------              ---------
Outstanding at June 30            1,132,445                742,045
                                  =========              =========

Exercisable at June 30            1,132,445                742,045
Weighted Average Fair Value of
  Options Granted During  the
  Period                               2.33              $    1.00

                                          1999                     1998
                                     -----------------     ---------------------
                                              WEIGHTED                  WEIGHTED
                                              AVERAGE                  AVERAGE
                                              EXERCISE                  EXERCISE
     NON QUALIFIED STOCK OPTIONS     SHARES     PRICE       SHARES       PRICE
     ---------------------------     ------     -----       ------       -----
Outstanding at Beginning of Year      -
Granted                             275,407        .77
Exercised
Forfeited
                                    -------                 ------
Outstanding at June 30              275,407                    -
                                    =======                 ======
Exercisable at June 30              275,407
Weighted Average Fair Value of
  Options Granted During the Period     .77

The following table summarizes information about incentive and non qualified stock options outstanding at June 30, 1999:

                             OUTSTANDING OPTIONS          EXERCISABLE OPTIONS
                            ----------------------      -----------------------
                                          WEIGHTED
                              NUMBER        AVERAGE       NUMBER      WEIGHTED
RANGE OF                    OUTSTANDING   REMAINING     EXERCISABLE   AVERAGE
EXERCISE                    AT JUNE 30,   CONTRACTUAL   AT JUNE 30,   EXERCISE
 PRICES                        1999           LIFE         1999         PRICE
--------                    -----------   ----------    -----------   ---------
Incentive Stock Options
  $1.00                        578,045        9.8          578,045      $ 1.65
  $2.33                        554,400                     554,400

Non Qualified Stock Options
  $.01 - $2.33                 275,407       10.0          275,407      $  .77
                             ---------                   =--------
  $.01 - $2.33               1,407,852                   1,407,852
                             =========                   =========

The fair value of each option is estimated on the grant date using an option pricing model with the following weighted average assumptions for the grants and a 0% dividend yield, a risk free interest of 6.58% and expected lives in years as follows.
                                                          EXPECTED
                             SHARES                     LIVES (YEARS)
                             ------                     -------------
                            1,132,445                        9.8
                              275,407                       10.7

If the Company had used the fair value based method of accounting for its employee stock options, as prescribed by SFAS No. 123, compensation cost included in accumulated deficit for the year ended June 30, 1999 and 1998 would not have been significant.

NOTE 8:  COMMITMENTS

OPERATING LEASES

The Company, on February 1, 1998, entered into a three-year lease for office space located in Pompano Beach, Florida for the corporate office. The lease provides for an initial monthly base rent of $3,136 which increases by four percent on each lease anniversary date and other common area changes. The lease expires January 31, 2001 and has two three-year renewal options.

The Company also leases office equipment under various operating leases with monthly lease payments totaling $819. These leases expire from March 2001 to October 2001.

The total minimum lease commitment at June 30, 1999 is as follows:.

       Year Ending June 30,               2000                  $ 49,617
                                          2001                    31,641
                                          2002                       703
                                                                --------
                                                                $ 81,961
                                                                ========

Office and equipment rent expense for the years ended June 30, 1999 and 1998, were $48,232 and $32,008, respectively.

EMPLOYMENT CONTRACTS

The Company entered into a "Stock Option and Employment Agreement" with Brad Levine, a prior President and now the Vice President of the Company, on October 5, 1996. The Agreement provides for a basic minimum weekly salary of $2,000. The second component of the agreement is the issuance of options to purchase one million shares of common stock at a price of $1.00 per share. These options were repurchased by the Company during the year ended June 30, 1998 and replaced with 454,545 incentive stock options to purchase common stock at $1.00 per share, 178,607 non-qualified stock options to purchase common stock at prices ranging from $.01 to $1.00 per share, and 314,598 shares of restricted common stock (Note 9) unissued at June 30, 1999. The Agreement obligates Mr. Levine to provide his services for ten years on an "as needed basis" to carry out the Company's business plans. In the event Mr. Levine's services with the Company are terminated for any reason all options granted to Mr. Levine will be exercisable until June 10, 2008. In addition, all non-qualified stock options granted to Mr. Levine will be exercisable until December 31, 2010. The restrictions on the unissued common stock end June 11, 2003. None of the options have been exercised.

The Company, prior to June 30, 1999, entered into "Stock Option and Employment Agreements" with three other officers, two of which had resigned prior to June 30, 1999. These agreements provide for a base minimum bi-weekly salary aggregating $6,154. The second component of the agreements is the issuance of options to purchase 330,000 shares each of common stock at a price of $1.00 per share. The options were repurchased by the Company and replaced with 122,500 incentive stock options for the remaining officer and 62,500 non-qualified stock options to purchase common stock at prices ranging from $.01 to $1.00 per share for the former officers. These options expire at various dates through December 1, 2008. In the event services with the Company are terminated for any reason all options granted to the remaining officer will be exercisable until June 11, 2008. None of the options have been exercised.

The Company, in February 1999, entered into a consulting agreement with an individual to become its President and Chief Executive Officer. The agreement provides, among other incentives, for monthly compensation of $16,667 and the issuance of up to 210,000 incentive stock options to purchase shares at $2.33 per share which vest at various monthly and annual intervals through 2002. The agreement also provides for an escrow arrangement for accrued but unpaid compensation. At June 30, 1999 the balance in the cash escrow amounted to $24,552.

NOTE 9: STOCK WARRANTS/RESTRICTED STOCK

STOCK WARRANTS

During the year ended June 30, 1999, the Company issued warrants to purchase common stock as incentive for individuals to invest in the Company or for providing services. At June 30, 1999, warrants to purchase common stock were outstanding as follows:
                                   # OF SHARES
                                      ACQUIRED       EXERCISE       EXPIRATION
        DESCRIPTION                UPON EXERCISE       PRICE           DATE
        -----------                -------------       -----           ----

   10 % Convertible Notes               75,600        $  2.33      8/31-12/15/08
   Directors                           201,000           1.00         12/31/10
   Director                             25,000           2.33          1/1/10
   Investment Advisors and
     Consultant                         37,854           2.33          10/1/09
                                        ------
                                       339,454
                                       =======

In connection with the issuance of the 10% convertible notes, non-detachable warrants were received which entitled the holder of the note to purchase shares of stock at $1.00 per share on a 5 to 1 basis of principle amount to warrant right.

Shares issued to Directors were issued at an amount greater than the fair market value of the common stock on the date the warrants were issued. The value of these warrants at the date of issuance as determined by the Board of Director, was not significant.

The value of warrants issued to a Director, investment advisors and consultants with an exercise price of $2.33 were determined by the Board of Directors to be of insignificant value.

RESTRICTED STOCK

In June, 1998, the Company authorized the issuance of 314,598 shares of restricted stock to Bradley Levine, a Company Vice President, to replace options issued pursuant to the 1996 stock option plan and repurchased by the Company. The restrictions, which expire June 11, 2003, relate to the inability to sell, transfer or encumber the shares except upon death, disability or change in control of the Company. This stock was unissued as of June 30, 1999.

In October 1998, the Company authorized the issuance of 50,000 shares of restricted stock (with the same restrictions as those authorized in June 1998) to another Company Vice President, to replace options issued pursuant to the 1996 stock option plan and repurchased by the Company. The restrictions on this stock expire on October 26, 2003. This stock was unissued as of June 30, 1999.

Because of the restrictions, no value has been ascribed to the above authorizations of restricted stock issuance.


NOTE 10: INCOME TAXES

For tax purposes, the Company was in the development stage related to book publishing until June 1997. The deficit accumulated during the development stage of approximately $188,000 is capitalized for income tax purposes as accumulated start-up costs and is being amortized over a 60-month period beginning in July 1997. In addition, for tax purposes, the Company was in the development stage for the Mutual Fund Channel from July 1997 to April 1998. The deficit accumulated during the Mutual Fund Channel development stage of approximately $589,000 is capitalized for income tax purposes as accumulated start-up costs. However, no election to amortize these costs was made.

The significant components of the Company's net deferred income taxes as of June 30, 1999 and 1998 are approximately as follows:

                                              1999               1998
                                              ----               ----
   Deferred tax assets:
     Deferred compensation                  $  49,000           $  55,000
     Net operating loss carryforwards         547,000             365,000
     Accumulated start-up costs                42,000              56,000
                                            ---------           ---------

                                              638,000             476,000

     Valuation allowance                     (638,000)           (476,000)
                                            ---------           ---------

     Total deferred tax assets                   -                    -
                                            =========           =========

The Company has incurred net losses since inception. At June 30, 1999 and 1998, the Company had approximately $1,455,000 and $386,000, respectively, in net operating loss carryforwards for U.S. federal income tax purposes that expire in various amounts through 2019. Realization of the resulting deferred tax assets, and the Company's other net deferred tax assets, is not reasonably assured; therefore, they are fully reserved with a valuation allowance.

The change in the valuation allowance for the years ended June 30, 1999 and 1998 were an increase of approximately $162,000 and $405,000, respectively, resulting primarily from net operating losses generated during the period. The difference between the benefit for income taxes and the amount which results from applying the federal statutory rate of 34% is primarily due to the increase in the valuation allowance, resulting in no tax benefit reported in any of those periods.

NOTE 11:          CIG SECURITIES, INC.

The following is a condensed balance sheet of CIG, included in the accompanying consolidated balance sheet at June 30, 1999 and 1998, respectively, operations were insignificant (Note 14).

                                                1999              1998
                                                ----              ----
          Cash                                $     74            $ 2,710
          Due From Broker Dealer                 5,599              5,327
          Organization Costs                     4,671              6,229
          Other                                    185              1,047
                                              --------            -------

                                              $ 10,529            $15,313
                                              ========            =======


          Accounts Payable                    $                   $   578
          Equity                                10,529             14,735
                                              --------            -------

                                              $ 10,529            $15,313
                                              ========            =======

NOTE 12:          GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $2,579,182 during the period from August 23, 1996 (inception) to June 30, 1999, and as of that date, the Company's current liabilities exceeded its current assets by $1,095,609 and its total liabilities exceeded its total assets by $1,305,658. Those factors create an uncertainty about the Company's ability to continue as a going concern. Management of the Company is developing a plan to obtain additional funds through issuance of additional equity or a combination of debt and equity and through a sale/merger of the Company with a public company who would assume its liabilities as part of the sale/merger agreement. The ability of the Company to continue as a going concern is dependent on management's ability to continue to obtain equity financing (Note 14). The company has also entered into financial advising and investment banking service contracts in an effort to obtain additional financing. The financial statements do not include any adjustments that might be necessary to reflect the possible future effects on the recoverability and classifications of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 13:  CONTINGENCY

During 1997 and 1998 the Company, d/b/a as the Mutual Fund Channel, entered into various contracts related to the providing of financial data and information for mutual fund companies. During 1998, under a contract with an original amount of $28,552, the Company offered a customer, in lieu of a refund, the utilization of the companies broadcast capabilities at a reduced rate. The customer indicated that they did not want to utilize the broadcast capabilities and requested a refund. It is the opinion of management that all agreements were honored and that no amounts are due as refunds to any customers.


NOTE 14:  SUBSEQUENT EVENTS

STOCK SALES

During the period July 1999 through October 1999, the Company sold 181,424 shares of Convertible Series A Preferred Stock for $634,984 to investors. Each five dollar investment entitled the investor to receive one warrant, for a total of 127,000 warrants. The warrants are exercisable at a price of $.50 and $1.00 for a period of 10 years from the date of the grant.

CONVERTIBLE DEBT

During the period July 1999 through October 1999, the Company sold $5,000 of 10% Convertible Senior Promissory Notes.

SALE OF SUBSIDIARY

The Company entered into a stock purchase agreement to sell all of its shares of CIG for $35,000 as of June 30, 1999 a deposit of $5,000 has been received, however, the closing date has not been set.

LETTER OF INTENT

On September 28, 1999, the Company signed a letter of intent to be acquired by INSCI Corp. (INSCI) for 1,000,000 shares of INSCI common stock and 250,000 three year warrants to purchase INSCI common stock at an exercise price equal to $6.00 each.